Exhibit 10.20

ONE STATE STREET, LLC

One State Stteet Plaza

New York, NY 10004

December 23, 2002

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

Attention: Mr. Gregg Bienstock

Dear Sirs:

Reference is made to the Lease between South Ferry Building Company, as assigned to One State Street, LLC by assignment dated June 13, 2000, Landlord, and AMBAC Assurance Corporation (formerly known as AMBAC Indemnity Corporation), as assigned to Ambac Financial Group, Inc. by assignment of even date herewith. Tenant, dated January 1, 1992 (as amended on August 1, 1997, the (“1997 Amendment”) and as may be further amended from time to time, the “Lease”). Capitalized terms not defined in this Amendment (this “Amendment”) shall have their respective meanings as set forth in the Lease.

Landlord and Tenant hereby agree that the Lease be amended as follows:

1.	Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord and adds to the Premises under the Lease, the entire twentieth (20th) floor (the “20th Floor Space”) for the period commencing on the date hereof and ending on the Expiration Date (or sooner termination of the Lease), pursuant to the terms, covenants, conditions and provisions of the Lease, subject to the terms hereof. Landlord shall deliver possession of the entire 20th Floor (20th) floor on the date hereof free and clear of all tenants or other occupants and rights to occupancy.

2. (a)	In addition to all amounts currently due under 3.01 of the Lease, the Tenant shall, as of the date hereof, with respect to the 20th Floor Space, make an additional Operating Payment (the “20th Floor Operating Payment”) in accordance with the terms of Section 3.01 of the Lease provided that solely with respect to the 20th Floor Operating Payment:

(i)	the Operating Payment multiplier under clause (ii) of the first sentence of the second paragraph of Section 3.01(c) ofthe Lease shall be 27,719;

(ii)	the Base Wage Rate shall be the Wage Rate (as defined below) in effect on January 1, 2003;

(iii)	“Wage Rate” shall be calculated as provided in the Lease except it shall be calculated without regard to fringe benefits. For avoidance of doubt,

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December 23, 2002

under such a calculation, the Wage Rate for 2002 is equal to $17.448 and for 2003 is equal to $17.998; and

(iv)	the multiplication factor shall equal 125% (rather than the 75 as set forth in Section 3.01(c) of the Lease).

(b)	In addition to all amounts currently due under Article 3 of the Lease, the Tenant shall, as of the date hereof, with respect to the 20th Floor Space, make an additional Tenant’s Tax Payment (the “20th Floor Tax Payment”) in accordance with the terms of Article 3 of the Lease provided that solely with respect to the 20th Floor Tax Payment:

(i)	For purposes of calculating Tenant’s Tax Payments allocable to the 20th Floor Space, the Basic Tax shall be one half of the sum of (A) the Taxes for the real estate tax fiscal year commencing July 1, 2002 and ending June 30, 2003, as finally determined, and (B) the Taxes for the real estate tax fiscal year commencing July 1, 2003 and ending June 30, 2004, as finally determined, and

(ii)	“Tenant’s Proportionate Share” under Section 3.02(c) of the Lease as applicable to the 20th Floor Space shall be 3.4058%.

3. (a)	Tenant has examined the 20th Floor Space and agrees to take the same “as is” and Landlord shall not be obligated to perform any work or incur any expense to prepare the 20th Floor Space for Tenant’s use and the provisions of Landlord’s Work in Article 38 of the Lease shall not apply to the 20th Floor Space, provided that Landlord shall prior to commencement of the Tenant’s initial buildout of the 20th Floor Space (i) remove the compartmentation walls in the 20th Floor Space within three (3) business days of Tenant’s written request, (ii) perform any necessary additional fireproofing work on the 20th Floor Space to the extent required by applicable law or requirements, (iii) remove the two pipes protruding from the drain lines and cap the related drain lines and (iv) perform any repairs required to bring the bathrooms to building standard.

(b)	To the extent required by applicable law, Landlord shall, in conjunction with the Tenant’s initial buildout of its space, perform any work required to bring the core areas of the 20th floor of the Building in compliance with the American with Disabilities Act of 1990, as amended to date.

(c)	Landlord shall deliver to Tenant an ACP-5 Certificate applicable to the area in which Tenant plans to perform construction in connection with its initial buildout of the 20th Floor Space. Landlord shall deliver to Tenant such ACP-5 Certificate promptly after Tenant delivers to Landlord construction plans for the 20th Floor Space which are sufficient to obtain such ACP-5 Certificate. Landlord, at its sole

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cost and expense shall remove any asbestos, required to deliver the ACP-5 Certificate described above.

(d)	The provisions of Article 14 of the Lease which are applicable to Tenant’s use and consumption of electricity in the 15th, 16th and 17th floors of the Building shall apply to Tenant’s use and consumption of electricity in the 20th Floor Space; provided (i) the $2.80 per rentable square foot “interim rate” described in Section 14.01 of the Lease shall commence on the date that Tenant commences its buildout of the 20th Floor Space and (ii) Landlord shall install the meters described in Section 14.01 of the Lease with respect to the 20th Floor Space within six (6) months after commencement by Tenant of its buildout of the 20th Floor Space and in the event that Landlord fails to install such meters within such six (6) month period then the remedies available to Tenant under Section 37.03 of the Lease with respect to the installation of meters in the 18th floor of the Building shall be available to Tenant with respect to the installation of meters in the 20th Floor Space.

(e)	In connection with Tenant’s initial buildout of the 20th Floor Space, Landlord shall provide Tenant with forty (40) hours of free overtime freight elevator service.

4.	In addition to the rent for the existing space as set forth in Section 1.04(a) of the Lease, the fixed rents reserved under the Lease for the 20th Floor Space shall be and consist of the following fixed rent at the following rates during the following periods:

(a)	Six Hundred Ninety Two Thousand Two Hundred Seventy Five ($692,975) dollars per annum during the period commencing on the 153rd day following the date hereof (the “20th Floor Rent Commencement Date”) and ending on the fifth (5th) anniversary of the 20th Floor Rent Commencement Date;

(b)	One Million Eighty One Thousand Forty One ($1,081,041) dollars per annum during the period commencing on the day following the fifth (5th) anniversary of the 20th Floor Rent Commencement Date and ending on the tenth (10th) anniversary of the 20th Floor Rent Commencement Date; and

(c)	One Million Four Hundred Sixty Nine Thousand One Hundred Seven ($1,469,107) dollars per annum during the period commencing on the day following the tenth (10th) anniversary of the 20th Floor Rent Commencement Date and ending on the Expiration Date.

5.	The initial buildout of the 20th Floor Space (“Tenant’s Work”) shall be at the sole cost and expense of Tenant, provided that with respect to the Tenant’s Work, Landlord shall pay Tenant $1,385,950 (the “TI Payment”) in accordance with the terms hereof. Tenant’s Work shall be done in accordance with Article 11 and the other provisions of the Lease, including Landlord’s prior approval of plans and specifications if required pursuant to the

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Lease. Landlord shall pay Tenant pro rata portions of the TI Payment based on the percentage of Tenant’s Work completed as estimated by Tenant’s architect and submitted to Landlord in writing up a maximum of the lesser of the actual aggregate cost of Tenant’s Work or the total TI Payment, provided that any amount of the TI Payment remaining unpaid on the 20th Floor Rent Commencement Date shall be paid in full on such date for subsequent application by Tenant solely to the cost of Tenant’s Work.

6. (a)	Landlord hereby grants to Tenant a right of first refusal (the “Right of First Refusal”) with respect to each and every proposed letting of any space in the elevator bank serving the Premises on the date hereof (a “Letting”) upon the terms and conditions set forth herein.

(b)	If at any time Landlord wishes to effect a Letting to any bona fide unaffiliated third party or entity (an “Outside Party”), Landlord shall deliver to Tenant a deal sheet setting forth the material terms (including, at a minimum, the material economic terms such as the anticipated delivery date, fixed rent, tax and operating escalation rates, base years, tenant improvement allowance and fixed rent increases) pursuant to which Landlord would be prepared to lease space to an Outside Party (the “Offer”) which shall be deemed to be an offer by Landlord to lease to Tenant the floor (or the portion thereof) or floors which is/are described in such Offer. Landlord need not have an actual offer from a potential tenant in order to present a deal sheet as aforesaid but must be prepared in good faith to offer such space to the market on such terms in contemplation of leasing such space to an Outside Party.

(c)	The term of the Right of First Refusal shall commence as of the date hereof and shall remain in effect during the Term; provided, however, that notwithstanding the foregoing the Right of First Refusal shall terminate upon the occurrence of any of the following:

(i)	if Tenant exercises the Right of First Refusal and the transaction is not consummated due solely to Tenant’s default, then on the date of such default; or

(ii)	the occurrence and continuation of an Event of Default.

Subject to the foregoing provisions of this Section 6(c), the Right of First Refusal, if then subsisting, shall survive any Letting of any kind or nature to an Outside Party and each and every subsequent Letting shall be subject to the Right of First Refusal.

(d) (i)	Tenant may initiate the exercise of the Right of First Refusal by delivery to Landlord of a notice to that effect (“Notice of Acceptance”) on or before the fifteenth (15th) day following Tenant’s receipt of the Offer (the “Exercise Period”). If Tenant fails to deliver a Notice of Acceptance within the Exercise Period, Tenant shall be deemed to have elected not to exercise the Right of First Refusal at that time, and Landlord may let the

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applicable floor (or portion thereof) or floors which is the subject of the Offer to an Outside Party upon economic terms that are not lower than ten (10) per cent less than the economic terms set forth in the Offer, provided that the Letting is in fact closed no later than four (4) months (“Outside Date”) following the expiration of the Exercise Period. If a Letting meeting the requirements of the immediately preceding sentence of the applicable floor (or portion thereof) or floors which is referred to in the Offer is not closed on or before the Outside Date, then a Letting shall not be consummated with respect to such space without it being subjected again to the Right of First Refusal.

(ii)	If Tenant timely delivers the Notice of Acceptance, Tenant will be deemed to have accepted the Offer and an amendment of this Lease, containing the terms and conditions of the Offer as modified in accordance with the provisions herein, shall be prepared promptly by Landlord. Tenant and Landlord shall immediately execute such amendment (“Right of First Refusal Amendment”) confirming the applicable terms and conditions contained in the Offer. Any terms and conditions not expressly addressed in the Offer shall be the same as then current terms of the Lease. The failure of the parties to execute the Right of First Refusal Amendment shall not affect the respective obligations of the parties under this Lease.

(e)	The termination, cancellation or surrender of this Lease shall terminate any rights of Tenant pursuant to this provision.

7. (a)	Provided this Lease is in effect and Tenant is not in default hereunder beyond any applicable grace period on the date the option is exercised or on the Delivery Date (as hereinafter defined). Tenant shall have the option (the “Expansion Option”) to add the 21st Floor of the Building (the “Expansion Space”) to the Premises under this Lease as of the earlier of(i) the fourth (4th) anniversary of the date hereof (the “Fourth Anniversary”) if such space is available on such date or (ii) if the Expansion Space is subject to a lease to an Outside Party as of the Fourth Anniversary, the first day following the Fourth Anniversary, but prior to the seventh (7th) anniversary of the date hereof (the “Seventh Anniversary”), that the Expansion Space becomes available for occupancy. In the event the Expansion Space is not available on the Fourth Anniversary and does not become available on or before the Seventh Anniversary, then the Expansion Option shall expire and Tenant’s right to lease the Expansion Space shall terminate.

(b)	In the event Landlord enters into a lease of the Expansion Space prior to the Fourth Anniversary with an Outside Party which by its terms shall remain in effect as of the Fourth Anniversary (the “Other Lease”), Landlord shall advise Tenant of the expiration date for such lease (the “21st Floor Expiration Date”). In the event the 21st Floor Expiration Date is prior to the Seventh Anniversary (the “Lease Scenario”), the Expansion Option shall be exercised, if at all, by Tenant giving notice to Landlord in writing at least twelve (12) full calendar months prior

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to the 21st Floor Expiration Date. If the Expansion Space is not subject to a lease as of the Fourth Anniversary (the “Vacant Scenario”), then the Expansion Option shall be exercised, if at all, by Tenant by giving notice to Landlord in writing at least twelve (12) months, but no more than thirteen (13) full calendar months, prior to the Fourth Anniversary, provided that following such exercise of the Expansion Option Landlord shall nevertheless retain the right to lease the Expansion Space to an Outside Party prior to the Fourth Anniversary (the period subsequent to such exercise by Tenant of the Expansion Option but prior to the Fourth Anniversary being referred to herein as the “Interim Period”). In the event of such a letting to an Outside Party during the Interim Period, (x) the exercise of the Expansion Option shall not be deemed effectively exercised and shall be of no effect and (y) in the event Tenant exercises the Right of First Refusal with respect to such Letting of the Expansion Space during the Interim Period in accordance with Section 6 of this Amendment, the terms of such lease of the Expansion Space to Tenant shall be determined by this Section 7 instead of Section 6 of this Amendment. Tenant’s failure duly to give notice of its intent to exercise its option as set forth above or below at the end of this paragraph shall be deemed a waiver of such right to lease the Expansion Space. Time shall be of the essence in respect of the giving of such notice. Upon the effective exercise by Tenant of the Expansion Option, Landlord shall deliver possession of the Expansion Space in accordance with Section 7(c) on one of the following dates (the “Delivery Date”) as determined by Landlord: (i) in the case of a Lease Scenario, no earlier than six (6) months prior to the 21st Floor Expiration Date and no later than the sixth (6th) month following the 21st Floor Expiration Date; or (ii) in the case of a Vacant Scenario, the Fourth Anniversary and no later than the sixth (6th) month following the Fourth Anniversary. Notwithstanding the prior provision of this Section (b), in the case of a Lease Scenario, if at any time during the period between the Fourth Anniversary and the Seventh Anniversary the Other Lease expires (including without limitation by reason of default under the Other Lease) then Landlord shall promptly notify Tenant and Tenant shall have twenty (20) days to exercise its Expansion Option, and for purposes hereof, if Tenant exercises its Expansion Option pursuant to this sentence, the Delivery Date shall be the date of Tenant’s notice of its intent to exercise the Expansion Option.

(c)	If Tenant shall effectively exercise the Expansion Option, Tenant shall accept the Expansion Space vacant and free and clear of all tenants, other occupants or rights to occupancy but otherwise “as is” in the state and condition that it may be in on the Delivery Date and Landlord shall have no liability to Tenant by reason of such state and condition, provided that Landlord shall perform, to the extent necessary, demolition of the space, removal of asbestos and general repair work so as to deliver the Expansion Space in essentially the same condition as the 20th Floor. Landlord makes no representations as to the condition of the Expansion Space or as to any other thing or fact related thereto and Landlord shall have no obligation

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to decorate, repair, alter, improve or otherwise prepare the Expansion Space for Tenant’s occupancy.

(d)	If Tenant shall effectively exercise the Expansion Option then, effective on and after the Delivery Date, this Lease shall be deemed amended as follows:

(i)	The Expansion Space shall be added to and form a part of the Premises, and the term “Premises” as used in this Lease shall include the Expansion Space.

(ii)	The Fixed Rent payable by Tenant for such Expansion Space shall be ninety five percent (95%) of the fair market Fixed Rent determined as of the commencement date of the term of the Expansion Space. In such event, on a date that is not less than six (6) months prior to the Delivery Date, Landlord shall submit to Tenant Landlord’s estimate (“Landlord’s Estimate”) of the fair market Fixed Rent for the Expansion Space. The determination of fair market shall take into account all relevant factors including without limitation rents in all comparable buildings and the fact that current base years shall be used. If Tenant shall not accept Landlord’s Estimate as the Fixed Rent to be paid for the Expansion Space, Landlord and Tenant shall attempt to agree upon the Fixed Rent to be paid for the Expansion Space, m the event that by the date that is three (3) months prior to the Delivery Date, Landlord and Tenant shall not have agreed upon the Fixed Rent to be paid by Tenant for the Expansion Space, such dispute shall be submitted to arbitration in accordance with the provisions of Article 39, and the arbitrators shall determine the fair market Fixed Rent for such Expansion Space for the balance of the Term upon the same terms as provided in the Lease (and in determining such fair market Fixed Rent the arbitrators shall consider the terms relating to payments of Additional Charges pursuant to Article 3 and shall not include in Fixed Rent any amount for the furnishing of electricity by Landlord to Tenant and instructions to that effect shall be given to the arbitrators), and that amount shall be the Fixed Rent payable by Tenant for such Expansion Space during the balance of the Initial Term, subject to the other provisions of this Lease. All computations of the fair market Fixed Rent for the Expansion Space pursuant to this Section shall be made without allocating any value to any leasehold improvements made in or to the Expansion Space. If on the Delivery Date the Fixed Rent to be paid by Tenant for the Expansion Space shall not have been determined (by arbitration or by agreement of Landlord and Tenant), Tenant shall, effective as of the Delivery Date, pay as Fixed Rent therefor the amount set forth in Landlord’s Estimate as the fair market Fixed Rent for such Expansion Space, subject to adjustment upon the determination of such Fixed Rent. Upon the determination of such Fixed Rent, Tenant shall promptly pay to Landlord any underpayment of Fixed Rent by Tenant

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since the Delivery Date and, in the event of any overpayment of such Fixed Rent by Tenant since the Delivery Date, Landlord, at its election, shall either pay to Tenant the amount of such overpayment or permit Tenant to receive a credit of the amount of such overpayment against the next installments of Fixed Rent falling due until such time as such overpayment has been fully credited to Tenant and, if the overpayment has not been fully credited prior to the Expiration Date, Landlord shall promptly after the Expiration Date, pay the uncredited portion of such overpayment to Tenant. Each arbitrator appointed pursuant to this Section shall have at least 10 years’ experience in the City of New York in real property management, brokerage or appraising.

(iii)	With respect to the Expansion Space, the term “Tenant’s Proportionate Share”, as such term is defined in Article 3 of the Lease, and the “Operating Payment” multiplier under clause (ii) of the first sentence of the second paragraph of Section 3.01 (c) of the Lease, shall be equal to those set forth in Section 2 of this Amendment with respect to the 20th Floor Space and shall be paid in addition to such amounts.

(e)	If Landlord is unable to give possession of the Expansion Space on the Delivery Date, because of the holding over or retention of possession of any tenant, undertenant or occupant or as a result of Force Majeure, any Legal Requirement, casualty or condemnation, Landlord shall have no liability to Tenant therefore and the validity of the Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the Term, but the rent payable hereunder for the Expansion Space shall be abated (provided Tenant is not responsible for the inability to obtain possession) until Landlord is able to deliver possession of the Expansion Space for Tenant’s occupancy. Landlord agrees to use reasonable efforts to remove such hold-over and to obtain possession of the Expansion Space.

(f) (i)	Within thirty (30) days after the Delivery Date, Landlord and Tenant shall join in executing and delivering an agreement supplementary hereto clearly identifying the Delivery Date, the Expansion Space added thereon and specifying the rental payable with respect to such Expansion Space and the items referred to in Section 7(d)(iii). The failure of the parties to execute such agreement shall not affect the respective obligations of the parties under this Lease.

(iii)	In the event the Expansion Option is not exercised by Tenant in respect of any Expansion Space, Tenant agrees, within ten (10) days after demand therefor from Landlord, to confirm, in writing, that the same has not been so exercised.

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(g)	The termination, cancellation or surrender of this Lease shall terminate any rights of Tenant pursuant to this Section.

8.	As of the date hereof and thereafter throughout the term of the Lease, Landlord shall make available, in addition to the condenser water to be provided pursuant to the Lease, 20 tons of additional condenser water from the Building tower for Tenant’s use, and Tenant shall pay, as additional rent, at the same time together with the payments of the monthly rent under the Lease, the amounts set forth in this paragraph (hereinafter referred to as the “20th Floor Additional Condenser Water Charges”) for such 20 tons. Pursuant to Article 15 of the Lease, there shall be a one-time tap fee of $1,000 and the condenser water shall be supplied to Tenant via such tap on the 20th Floor Space. The 20th Floor Additional Condenser Water Charges are Three Hundred Seventy Dollars and Fifty Cents ($370.50) per ton of the maximum permitted use (whether or not Tenant shall use such maximum) per year, which rate shall be increased on each anniversary of January 1, 2003 to an amount equal to 105 of the Additional Condenser Water Charges payable during the immediately preceding year (without regard to any abatement or setoff which may have been in effect).

9. (a)	Tenant shall have the right, at no additional charge, to place an emergency back-up dry cooler air conditioning system (the “Back-up AC System”) for the Tenant’s computer room on the fourteenth floor of the Building in an area specified on the attached Exhibit A and to install the piping and duct work necessary to connect the Back-up AC System directly to the louvers. Landlord shall have the right in its sole discretion at its sole cost and expense to move or at Landlord’s expense to cause the Tenant to move and reinstall the equipment (with attendant ductwork, piping and electric) for the Back-up AC System up to 25 feet from the center point of the installation to another location in the Building, provided that such location shall be one in which the Back-up AC System can properly function throughout the term of this Lease. Except in the case of an emergency, Landlord agrees that such movement shall occur at a time when the Back-up AC System is not likely to be needed. Tenant represents that the Back-up AC System will be used for emergency back-up for the computer room in the event the primary systems servicing such space are not functional and for no other purpose.

(b)	Tenant shall be solely responsible for the cost and expense of installation, operation, repair and maintenance of the Back-up AC System, including any necessary piping, ductwork and electricity. Tenant’s installation of the Back-up AC System shall be made in accordance with Article 11 of the Lease, provided that solely for purposes of such installation. Article 11 shall be read as if the space on the 14th Floor for the Back-up AC System was part of the Premises. The Back-up AC System shall be designed, constructed, installed, maintained and operated in compliance with all applicable all statutes, rules, and governmental regulation and good engineering practices. Tenant shall indemnify and hold Landlord

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harmless in accordance with Article 18 of the Lease as a result of any breach of the foregoing.

(c)	Access to the 14th Floor and the Back-up AC System shall be: (i) only in the presence of a representative of the Landlord, which Landlord shall endeavor to make available upon reasonable notice (such as one to two hours, but Tenant shall endeavor to give longer notice), and (ii) only on business days and during business hours, except in the event of an emergency which requires access to the Back-up AC System, in which case Landlord shall use commercially reasonable efforts to provide immediate access, provided that Tenant shall pay Landlord’s charges for overtime personnel if such overtime or additional personnel were required as a result of Tenant’s access. An emergency shall include, without limitation, any malfunction of the Building’s cooling system.

10.	Tenant represents that it has not dealt with any brokers in connection with this Amendment, and agrees to indemnify and hold harmless Landlord from and against any and all claims for brokerage commissions and all costs, expenses and liabilities (including, without limitation, reasonable attorneys fees) by any person, other than Grubb & Ellis, Inc. Landlord represents that it has not dealt with any brokers other than Grubb & Ellis in connection with this Amendment.

11.	The provisions of Section’s 8 and 9 of the 1997 Amendment shall be applicable to the 20th Floor Additional Space and shall apply to comparable laws, rules and regulations adopted by applicable governmental authorities.

12.	Landlord has advised Tenant that it requires approval of this Amendment by Landlord’s mortgagee (the “Mortgagee”) and an amendment to the existing Subordination and Non-Disturbance Agreement (“SNDA”) to reflect this Amendment. The parties agree that this Amendment is binding as of the date hereof, subject to receipt of written approval by the Mortgagee. Accordingly, Landlord shall promptly submit this Amendment to the Mortgagee and pay the Mortgagee any amounts required under its mortgage to obtain the SNDA. If the Mortgagee does not provide such consent or amendment for the SNDA within thirty days, either party can terminate this Amendment by written notice to the other party. The SNDA amendment shall be in a form reasonably satisfactory to Tenant.

AMBAC Financial Group

December 23, 2002

Please confirm your agreement to this letter by executing and returning a copy of this letter to the undersigned.

Sincerely,

ONE STATE STREET, LLC, Landlord
By:	South Ferry Building Company, Managing Member

By:	/S/ ABRAHAM WOLFSON
Name:	Abraham Wolfson
Title	General Partner

ACCEPTED AND AGREED TO: Ambac Financial Group, Inc., Tenant

By:	/S/ GREGG L. BIENSTOCK
Name:	Gregg L. Bienstock
Title:	Managing Director